Exhibit 3.41

CERTIFICATE OF FORMATION

OF

EL SEGUNDO POWER, LLC

1.             The name of the limited liability company is El Segundo Power, LLC.

2.             The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of El Segundo Power, LLC this 25th day of November, 1997.

EL SEGUNDO POWER, LLC

By:	/s/ Mary E. Keogh
Name:	Mary E. Keogh
Title:	Authorized Person